[LETTERHEAD OF TRENWICK GROUP LTD.]

      Contact: Alan L. Hunte, Executive Vice President and Chief Financial Officer - 441.292.4985

      For Immediate Release

          Trenwick Group Ltd., LaSalle Re Holdings Limited and Trenwick
         America Corporation File U.S. Chapter 11 Bankruptcy Proceedings
                 to Initiate Previously Announced Restructuring.
           Insurance Company Subsidiaries Not a Party to Proceedings.

Hamilton, Bermuda, August 20, 2003...

Trenwick Group Ltd. ("Trenwick") (OTC: TWKGF) stated today that it and its affiliates, LaSalle Re Holdings Limited ("LaSalle Re Holdings") and Trenwick America Corporation ("Trenwick America," and collectively with LaSalle Re Holdings and Trenwick, the "Debtors"), as a step in its previously announced restructuring and in accordance with its August 6 letter of intent with creditors (the "Letter of Intent"), filed for protection under chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Additionally, Trenwick and LaSalle Re Holdings are in the process of filing proceedings in the Supreme Court of Bermuda, known under Bermudian law as "winding up", as a further step in the restructuring and in accordance with the previously announced Letter of Intent. Trenwick's insurance company subsidiaries, Trenwick America Reinsurance Corporation, The Insurance Corporation of New York, Dakota Specialty Insurance Company and LaSalle Re Limited, all of which are in runoff, and its Lloyd's operations are not subject to the proceedings in the Bankruptcy Court or the Supreme Court of Bermuda and their operations continue.

Background Information

Trenwick is a Bermuda-based specialty insurance and reinsurance underwriting organization with subsidiaries located in the United States, the United Kingdom and Bermuda. Trenwick's operations at Lloyd's, London underwrite specialty insurance as well as treaty and facultative reinsurance on a worldwide basis. Trenwick's United States specialty program business, specialty London market insurance company, Trenwick International Limited, and its United States reinsurance business through Trenwick America Reinsurance Corporation are now in runoff. In 2002, Trenwick sold the in-force business of LaSalle Re Limited, its Bermuda based subsidiary.

Safe Harbor for Forward-Looking Statements

Certain statements made in this press release that are not based on current or historical facts are forward-looking in nature including, without limitation, statements containing words "believes," "anticipates," "plans," "projects," "intends," "expects," "estimates," "predicts," and words of similar import. Such forward-looking statements, including in particular Trenwick's forecast of future results, involve known and unknown risks, assumptions, uncertainties, and other factors disclosed in Trenwick's filings with the Securities and Exchange Commission that may cause actual results, performance, or achievements of Trenwick to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. In particular, forecasting of reserves for future losses is based on historical experience and future assumptions. As a result they are inherently subjective and may fluctuate based on actual future experience and changes to current or future trends in the legal, social or economic environment. Trenwick undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.